Exhibit 10.4

June 29, 2017

Jason A. Bates

Address on file with Parkway, Inc.

Dear Jason:

The purpose of this letter (the “Letter Agreement”) is to set forth the agreement, by and between Canada Pension Plan Investment Board (the “Buyer”), Parkway, Inc. (the “Company”) and you, regarding your continued employment with the Company and investment by you in the same equity securities received by Buyer and its affiliates in connection with the Agreement and Plan of Merger, dated June 29, 2017, among the Company, Real Estate Houston US Trust, Real Estate Houston US, LLC, Parkway Properties LP and Real Estate Houston US LP (the “Merger Agreement,” and the transactions contemplated therein, the “Merger”).

This Letter Agreement shall be deemed to have been executed as of the date first set forth above, but shall be effective only upon the occurrence of the closing of the Merger (the “Closing”) in accordance with the Merger Agreement. Upon effectiveness, this Letter Agreement shall serve as an amendment to your Employment Agreement with the Company, dated December 12, 2016 (the “Employment Agreement”), and your and Buyer’s respective obligations under this Letter Agreement are conditioned upon the occurrence of the Closing and your continued employment with the Company through the Closing. In the event the Merger Agreement is terminated pursuant to its terms prior to Closing or your employment with the Company terminates for any reason prior to the Closing, then this Letter Agreement shall be null and void ab initio and shall be of no force or effect. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

1. Employment Terms. From and after the Closing, the terms and conditions of your employment will continue to be governed by the Employment Agreement in accordance with its terms, except as set forth below:

(a) Term. Section 1(a) of the Employment Agreement is amended in its entirety to read as follows:

The Executive shall be employed by the Company for the period commencing as of the Effective Date and ending on the date that is the one (1) year anniversary of the Closing (as defined in the Agreement and Plan of Merger, dated June •, 2017, among Parkway, Inc., Real Estate Houston US Trust, Real Estate Houston US, LLC, Parkway Properties LP and Real Estate Houston US LP (the “Merger Agreement,” and the transactions contemplated therein, the “Merger”)) (the “Term”).

(b) Annual Bonus. Section 3(b) of the Employment Agreement is amended in its entirety to read as follows:

In addition to the Base Salary, during the Term, the Executive shall be entitled to receive an annual bonus (the “Annual Bonus”) with a target Annual Bonus opportunity of 85% of Base Salary (the “Target Bonus”) payable upon the earlier of (i) the expiration of the Term and (ii) the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason in an amount equal to (x) the Target Bonus multiplied by (y) a fraction, the numerator of which is the number of calendar days elapsed from the date immediately following the date of the Closing through the date of the expiration of the Term or the termination of the Executive’s employment and the denominator of which is 365.

(c) 2018 Long Term Incentive Award. (i) The first sentence of Section 3(c) of the Employment Agreement is amended in its entirety to read as follows:

Notwithstanding anything to the contrary in this Agreement, during the Term, the Executive shall not be eligible or entitled to receive an annual or any other grant of any equity-based compensation awards.

(ii) Section 3(c)(2) of the Employment Agreement is deleted in its entirety.

(d) Good Reason Waiver. Section 5(a)(4) of the Employment Agreement is amended to add the following to the end thereof:

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Executive shall not have “Good Reason” to terminate his employment with the Company as a result of the (x) the Merger, or (y) the terms of the Letter Agreement among the Company, Canada Pension Plan Investment Board and the Executive dated as of June 29, 2017 (including, without limitation, not being granted a 2018 annual equity-based award following the Closing and waiving severance benefits other than payment of the CIC Cash as described below).

(e) Termination Payment and Change in Control Cash Payment. Section 6(c) of your Employment Agreement is amended to add the following after the third sentence thereof:

Notwithstanding the foregoing or any other provision of this Agreement to the contrary, on the Closing, in lieu of the CIC Cash payment described in clauses (i) through (iv) above, the Executive will be entitled to receive a CIC Cash payment equal to the sum of: (i) 2.0 times the sum of the Executive’s (x) current Base Salary and (y) current Target Bonus; and (ii) a pro-rated Target Bonus in respect of 2017 equal to the

Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of calendar days elapsed from January 1, 2017 through the date of the Closing and the denominator of which is 365, in each case, provided that the Executive remains employed by the Company through the date immediately preceding the date of the Closing, the total amount of which is set forth on Exhibit 1. Upon any subsequent termination of employment during the Term, the Executive will not be eligible or entitled to receive any additional termination or severance payments or benefits under this Agreement except as mutually agreed to by the parties. The payment of the pro-rata Target Bonus is in respect of 2017 will satisfy the payment of the Executive’s Annual Bonus in respect of 2017 in full.

2. Treatment of Equity Awards. Unless otherwise agreed in writing by the Buyer and you, and notwithstanding any provision of the Employment Agreement or any equity plan or award agreement to the contrary, all of your equity-based compensation awards (including your options, restricted stock, RSUs and LTIP units, if any) that are outstanding as of the Closing (collectively, the “Equity Awards”) will, to the extent unvested, vest in full (with performance-based awards vesting based on actual performance as set forth on Exhibit 1) and will be cashed out at the Closing in accordance with the Merger Agreement. The number of your Equity Awards that will be vested and cashed out at the Closing in accordance with Merger Agreement is set forth on Exhibit 1 hereto.

3. Re-Investment.

(a) You agree to reinvest, directly or indirectly, immediately following the Closing, 100% of the after-tax proceeds you receive from the Equity Awards being cashed out on the Closing (your “Re-Investment Amount”) on a pari passu basis in the same equity securities received by Buyer and its affiliates and other equity co-investors (if any) in the acquisition vehicle (the “Acquisition Vehicle”) in consideration of their equity contributions in connection with the Merger. You further agree that, to the extent your Re-Investment Amount, together with the aggregate amounts reinvested by each of Mr. Heistand, Mr. Lipsey and Mr. Francis in respect of 100% of the after-tax proceeds they receive from their outstanding equity awards as of the Closing, is less than the amount needed to purchase 1% of the equity securities of the Acquisition Vehicle as of the Closing (the “Shortfall”), you will invest an additional cash amount, directly or indirectly, in the Acquisition Vehicle equal to your pro-rata portion of the Shortfall. Your pro-rata portion of the Shortfall will be equal to the product of (i) the Shortfall and (ii) a fraction, the numerator of which is your Re-Investment Amount and the denominator of which is the sum of your Re-Investment Amount and the aggregate amounts reinvested by each of Mr. Heistand, Mr. Lipsey and Mr. Francis in respect of 100% of the after-tax proceeds they receive from their outstanding equity awards as of the Closing. Notwithstanding the foregoing, the parties agree to negotiate in good faith and use commercially reasonable efforts to structure the re-investment in a tax deferred manner in accordance with applicable law.

(b) You will be entitled to redeem all of your equity securities in the Acquisition Vehicle at the original cost paid by you for such equity securities on the expiration of the Term (as defined in the Employment Agreement, as amended by this Letter Agreement) or the termination of your employment by the Company for any reason prior to the end of the Term.

(c) The Company will be entitled to call all of your equity securities in the Acquisition Vehicle at the original cost paid by you for such equity securities on the expiration of the Term or the termination of your employment by the Company for any reason prior to the end of the Term. After the expiration of the Term, the parties agree to negotiate a call right in good faith.

4. Miscellaneous. Except as specifically and expressly amended herein, the Employment Agreement shall remain in full force and effect in accordance with its terms. This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. This Letter Agreement may be executed and delivered in any number of counterparts (including via facsimile and .pdf format) and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. This Letter Agreement may only be amended or modified in a written instrument signed by each of the parties hereto.

We look forward to working with you. If you agree that this letter correctly memorializes our understandings, please sign and return this letter, which will become a binding agreement on our receipt.

*            *             *            *

Sincerely, Canada Plan Pension Investment Board

By:	/s/ Peter Ballon
	Name:	Peter Ballon
	Title:	Authorized Signatory

By:	/s/ Graeme Eadie
	Name:	Graeme Eadie
	Title:	Authorized Signatory

Accepted and Agreed: Parkway, Inc.

By:	/s/ A. Noni Holmes-Kidd
	Name:	A. Noni Holmes-Kidd
	Title:	Vice President and General Counsel

/s/ Jason A. Bates
Jason A. Bates

Date: June 29, 2017

[Signature Page for Letter Agreement]

EXHIBIT 1

		Equity Awards
Executive	CIC Cash[1]	TRSUs	PRSUs	Options
Jason A. Bates	$1,632,021	20,690	37,308	N/A

[1]	Amounts assume a Closing date of October 7, 2017 for the pro-rated Target Bonus in respect of 2017 described in paragraph 1(e) of this Letter Agreement and will be recalculated to reflect the actual Closing date if such date is not October 7, 2017.